Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mutual of America Life Insurance Company and

Contract Owners of Mutual of America Separate Account No. 2:

We consent in this Registration Statement on Form N-4 to the use of our reports, included herein dated April 28, 2011, with respect to the statements of assets and liabilities of Mutual of America Separate Account No. 2 (comprised of the sub-accounts listed in note 1 and collectively referred to as the “Separate Account”) as of December 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended; and dated March 18, 2011, with respect to the consolidated statutory statements of financial condition of Mutual of America Life Insurance Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statutory statements of operations and surplus, and cash flows for each of the years in the three-year period ended December 31, 2010. We also consent to the references to our firm under the headings “Unit Value Information for the Separate Account Funds” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Our report dated March 18, 2011 includes explanatory language that states that the Company prepared the consolidated statutory financial statements using statutory accounting practices prescribed or permitted by the State of New York Insurance Department, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the consolidated statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with accounting practices prescribed or permitted by the State of New York Insurance Department.

Our report dated March 18, 2011 also states that in 2009, the Company changed its accounting for electronic data processing equipment, evaluation and classification of other than temporary impairment losses for certain investments and net deferred income tax assets that can be treated as an admitted asset, in accordance with amendments to Regulation No. 172 by the State of New York Insurance Department.

New York, New York

April 28, 2011